Exhibit 99.2

Advanced Micro Devices, Inc. Prices $1.5 Billion of 5.75% Convertible Senior Notes due 2012

SUNNYVALE, Calif. – August 9, 2007 —Advanced Micro Devices, Inc. (NYSE: AMD) today announced the pricing of $1.5 billion aggregate principal amount of 5.75% Convertible Senior Notes due 2012 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. AMD granted to the initial purchaser a 30-day option to purchase up to $225 million aggregate principal amount of additional notes to cover over-allotments, if any.

Interest on the notes will be paid semiannually on February 15 and August 15 at a rate of 5.75% per year. The notes will be convertible into shares of common stock based on an initial conversion rate of 49.6771 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $20.13 per share. This initial conversion price represents a premium of approximately 50% relative to the last reported sale price on August 8, 2007 of AMD’s common stock of $13.42 per share. Holders of the notes may require AMD to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain designated events.

AMD estimates that the net proceeds from the offering will be approximately $1,479 million (or approximately $1,701 million if the initial purchaser exercises its over-allotment option in full) after deducting discounts, commissions and estimated offering expenses. AMD intends to use the net proceeds of the offering, together with available cash, to repay in full the outstanding balance of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. in October 2006. If the initial purchaser exercises its over-allotment option, AMD intends to use the additional net proceeds for general corporate purposes, including working capital and capital expenditures.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that AMD may be unable to complete the offering. Other information on potential risk factors that could affect AMD, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission , including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in AMD’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.